Exhibit 10.2





                    SEVERANCE PAY AGREEMENT FOR KEY EMPLOYEE


This agreement is entered into as of April 1, 2005 (the "Employment Date") between Asbury Automotive Group, Inc. ("Asbury") and Charlie Tomm ("Executive"), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event that Executive's employment is terminated as defined in this agreement.

1.   Severance Pay Arrangement

     If a Termination (as defined below) of Executive's employment occurs at any time during Executive's employment, except as provided herein, Asbury will pay Executive Severance Pay based upon Executive's base salary as of the date of Termination, as calculated below. Payment (subject to required withholding) will be made by Asbury to Executive monthly on the regular payroll dates of Asbury starting with the date of Termination. The amount of Executive's Severance Pay will at no time be less than 18 months or greater than 36 months of Executive's base salary. If Executive's employment were terminated in the first month following the Employment Date, Executive would be eligible for 36 months of Severance Pay. Following the first month after the Employment Date and each successive month of employment that Executive completes, up to 18, one month of severance pay eligibility will be removed. For example, after 6 completed months of employment, Executive would be eligible for 30 months of Severance Pay. After 18 months of employment, and for the duration of Executive's employment with Asbury, Executive will be eligible for 18 months of Severance Pay. For purposes of calculating Severance Pay eligibility, time spent by Executive on any type of approved or required leave of absence, vacation or holiday will count towards completed months of employment determinations.

     If Executive participates in a bonus compensation plan at the date of Termination, Severance Pay will also include a bonus payment in an amount equal to the bonus earned but not already paid for the year of Termination prorated through the date of Termination.

     In addition, Executive shall be entitled for 12 months following the date of Termination to continue to participate at the same level of coverage and Executive contribution in any health and dental plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. Executive agrees to notify Asbury promptly upon obtaining such other employment. At the option of Executive, COBRA coverage will be available, as provided by company policy, at the termination of the extended benefits provided above.

     However, nothing herein shall be construed to provide Executive Severance Pay eligibility should Executive be found to have engaged in conduct that would qualify as "cause" for termination, as that term is defined in
     Section 2 below, even if the conduct was discovered by the Company after Executive's "termination" and the commencement of Severance Pay. If such "cause" is found after any amount of Severance Pay has already been





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     remitted to Executive, Executive agrees and understands that the Company expressly reserves the right to stop any future payments, and recover any amounts already paid.

2.   Definition of Termination Triggering Severance Pay

     A "Termination" triggering the Severance Pay set forth above in Section 1 is defined as (1) termination of Executive's employment by Asbury for any reason, except death, disability, retirement, voluntary resignation or "cause", or (2) Asbury's reduction of Executive's base salary. The definition of "cause" is: (a) Executive's gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to Asbury or any of its affiliates; or
     (b) Executive being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive's material breach of Sections 3, 4 or 5 below; or (d) Executive's willful and continued failure to substantially perform Executive's duties with Asbury; (e) Executive's material breach of a material written policy of Asbury; or (f) Executive's acceptance of compensation from any source and in any form, other than that specifically provided for by this Agreement, related in any way to Executive's position with the Company. The definition of "disability" is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

3.   Confidential Information Nondisclosure Provision

     During and after employment with Asbury, Executive agrees not to disclose to any person (other to an employee or director of Asbury or any affiliate and except as may be required by law) and not to use to compete with Asbury or any affiliate any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury with respect to Asbury or any affiliate or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury or any affiliate (collectively, "Confidential Information"). In the event Executive's employment terminates for any reason, Executive will deliver to Asbury on or before the date of termination all documents and data of any nature pertaining to Executive's work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of this provision and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

4.   Non-Solicitation of Employees

     Executive agrees that for a period of one year from Executive's last day of employment with Asbury, Executive shall not directly or indirectly solicit for employment or employ any person who, at any time during the 12 months preceding such last day of Executive's employment, is or was employed by Asbury or any affiliate or induce or attempt to persuade any employee of Asbury or any affiliate to terminate their employment relationship. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of this provision and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain


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     injunctive relief and damages which may include recovery of amounts paid to
     Executive under this agreement.

5.   Covenant Not to Compete

     While Executive is employed by Asbury, Executive shall not directly or indirectly engage in, participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any business or activity which competes with the business of Asbury or any affiliate unless expressly consented to in writing by the Chief Executive Officer of Asbury (collectively, "Covenant Not To Compete").

     Covenant Not To Compete shall remain in effect for one year following the date of termination except that the prohibition above on "any business or activity which competes with the business of Asbury or any affiliate" shall be limited to any business competing with Asbury that is located or does business within 50 miles of any Asbury location where Executive had supervisory responsibility while employed by Asbury. Executive shall disclose in writing to Asbury the name, address and type of business conducted by any proposed new employer of Executive if requested in writing by Asbury. Executive agrees that in the event of a breach by Executive of this Covenant Not To Compete, Asbury shall be entitled to inform all potential or new employers of this Covenant and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

                               GENERAL PROVISIONS

     A.  Employment is At Will

     Executive and Asbury acknowledge and agree that Executive is an "at will" employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this agreement shall be construed as an express or implied contract of employment.

     B.   Execution of Release

     As a condition to the receipt of the Severance Pay payments and benefits described in Section 1 above, Executive agrees to execute a release of all claims arising out of Executive's employment or termination, including, but not limited to, any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

     C.   Other Provisions

     This agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to Asbury.

     The transfer of Executive from Asbury to any of its affiliates shall not be deemed to be a Termination pursuant to clause (1) of Section 2 of this agreement until such time as Executive is no longer employed by Asbury or any of its affiliates. If Executive is transferred to an affiliate of Asbury, references to "Asbury" herein shall be deemed to include the applicable affiliate to which Executive is transferred.

     Any controversy or claim arising out of or relating to Executive's employment with the Company, the termination of Executive's employment, this Agreement, or the breach thereof, shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act before an arbitrator (who shall be an attorney with at least ten years' experience in employment law) mutually-agreed to by the parties, in or near the city where Executive resides. The arbitrator will be bound to follow the substantive law governing the claims pled in the jurisdiction in which the claims arise, and shall apply the federal rules of procedure and evidence applicable to disputes resolved by a bench trial in a United States District Court. Executive and the Company agree that any judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     The headings and captions are provided for reference and convenience only and shall not be considered part of this agreement.

     If any provision of this agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this agreement shall be construed and enforced as if such provisions had not been included.

     All notices and other communications required or permitted under this agreement shall be in writing (including a facsimile or similar writing) and shall be deemed given when (1) delivered personally, (2) sent by certified or registered mail, postage prepaid, return receipt requested or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of or (3) if given by facsimile, at the time transmitted to the respective facsimile numbers set forth below, or to such other facsimile number as either party may have furnished to the other in writing in accordance herewith, and the appropriate confirmation received (or, if such time is not during a business day, at the beginning of the next such business day); provided, however, that notice of change of address shall be effective only upon receipt:

     If to Asbury:   Asbury Automotive Group, Inc.
                     c/o General Counsel
                     622 Third Avenue
                     37th Floor
                     New York, NY 10017
                     Facsimile:  (212) 297-2653

     If to Executive: To the most recent address and facsimile number, if applicable, of Executive set forth in the personnel records of Asbury.

     This agreement supersedes any and all agreements between Asbury and Executive relating to payments upon termination of employment or severance pay and may only be modified in writing signed by Asbury and Executive.

     This agreement shall be governed by and construed in accordance with the laws of the State of Florida.



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     All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

     No provision of this agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Executive Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     AGREED TO ON JUNE 10, 2005, EFFECTIVE AS OF THE DATE FIRST WRITTEN ABOVE:


         BY EXECUTIVE                    BY ASBURY AUTOMOTIVE
                                            GROUP, INC.



         /s/  Charlie Tomm               /s/ Kenneth B. Gilman
                                         President and Chief Executive Officer
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